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REED’S, INC.
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REED’S, Inc.
13000 South Spring Street, Los Angeles, California 90061
Ph: (310) 217-9400 • Fax: (310) 217-9411
www.reedsgingerbrew.com

Message from the Founder, Chairman and CEO

November 21, 2011

To Our Shareholders:

As we continue to move forward with our business model, we are seeing increasingly more evidence that we have chosen the right path for the company. What began as a business model theory in 2009 is now a quickly maturing reality. Using private label business to generate gross profits and fuel brand growth has transformed our company. The collateral benefits of doing private label business have been outstanding.  It has skilled us up in terms of beverage design capability, vastly improved our quality control and caused us to improve and increase our production capability. Feedback among the employees is that we are not the company we were even a year ago. The progress is evident to all who are closely affiliated with our company; from the quality control certification of our plant (SQF) to the increasing volume of sales and  the growing list of national chain retailers that now rely on us for their beverage design and fulfillment.

In the midst of this flurry of activity our brands are flourishing. Reed’s Ginger Brews and Virgil’s products are still the primary growth drivers for our company. Private label business supports that brand strength with steady growth. We’re currently bidding on several large scale projects and have our fingers crossed on a few of them. They are game changers for us.

Fiscal 2011 Highlights:

●	Sales for the first nine months 2011 increased 24% to a $17.3 million vs. $14.4 million in first nine months of 2010;
●	Modified EBITDA for the first nine months 2011 was $693,000, vs. modified EBITDA of $374,000 in for the first nine months 2010;
●	Working capital was $2.2 million at 9/30/11 versus $1.8 million at 12/31/10;
●	Brought three more major private label customers on board increasing the number to seven and increased sales of branded products;
●	Began production/shipment of new Reed’s 55 Calorie Extra Ginger Brew and Virgil’s Dr. Better;
●	Opened up new markets with mainstream DSD distributors in Southern California, Georgia, Arizona, Florida, Colorado, Nevada, Michigan, Alabama and Louisiana;
●	Gained distribution in 350 Stop and Shop, Winn Dixie chains and increased distribution in Publix Supermarkets;
●	Completed Safety Quality in Foods(SQF) certification for the Los Angles plant;
●	Continued Los Angeles plant upgrades designed to increase capacity and efficiency;
●	Completed rollout of the new ZERO line of Virgil’s Stevia sweetened diet sodas with total diet sales increasing by over 50% from the prior year;
●	Established a stronger partnership with our largest natural foods distributor (UNFI), which is anticipated to lead continued brand growth for 2011 and beyond.

Our plans for the future are built around the strategy that we will continue moving our branded products out into the Direct Store Delivery (DSD) network of beverage distributors. We will continue to expand our brand offerings. We will continue to create new private label customers. We will move from a brand that pushes itself into the marketplace to one that drives sales by promoting and advertising the brands to create consumer demand.

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Over the past year we have aggressively increased the DSD beverage distribution of our brands. We’re seeing good growth from these new partners. There is much work to be done still and we have a significant upside in DSD.

The number of new private label relationships increased from 2 chains in 2009, to 4 chains in 2010 to 7 in 2011. We expect to have as many as 10 private label partnerships by the end of 2012. More importantly, as we strengthen these partnerships the number and size of projects will grow as well.

Our gross profits being generated from operations are growing faster than SG&A expenses, as illustrated below:

Summary Annual Statement of Operations
(in thousands)				2011
Year ended	2008	2009	2010	est.(a)
Sales	$15,277	$15,178	$20,376	$25,000
Cost of sales	10,593	10,451	14,313	17,500
Gross profit	4,684	4,727	6,063	7,500
As a percentage of sales	31%	31%	30%	30%
Freight and handling	1,298	1,116	1,728	2,200
As a percentage of sales	8%	7%	8%	9%
Selling, general and administrative expenses	6,957	5,044	5,059	5,000
As a percentage of sales	46%	33%	25%	20%
Net (loss) income from operations before non-recurring costs	(3,571)	(1,433)	(724)	300
Non-recurring costs		(641)		(327)
Net (loss) income from operations	(3,571)	(2,074)	(724)	(27)

(a) 2011 cost estimates in Q4 are based on the ratios of costs, as a percentage of sales, for the nine months ended September 30, 2011 extrapolated to year-end.

As we increase sales and gross profits, our Selling, General & Administrative expenses are increasing at a considerably slower rate. We expect that with our increasing gross profits we will have more funds for marketing, allowing us to drive branded growth. Preliminarily, we will be using new gross profits to fund accelerated brand growth and then ultimately to drive profits.

We are very pleased that during a very tough economy, we have taken a gourmet beverage company and found a way to make it grow and flourish. We recognize the need to promote the success of the company to existing and new shareholders. This year we will increase the time and energy in investor relations. But our main focus will be on continued business improvement. We, the Reed’s Inc. management team, are long term players.  And while the stock price this year does not reflect it, we have significantly improved the value of the company. We are very excited about the path before us and hope to continue increasing the value of the company.

Sincerely,
Chris Reed
CEO, Founder